April 26, 1999



Securities and Exchange Commission 450 5th Street, N.W.
Washington, D.C.  20549

Dear Sir:

We have read and agree with the statements made by First Federal Financial Corporation in their letter dated April 23, 1999 in regard to a change in accountants.

Sincerely,


Whelan Doerr & Company PSC
Certified Public Accountants